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TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into this 28th day of October, 2013 by and between Commercial Metals Company, a Delaware corporation, with principal offices at 6565 N. MacArthur Blvd, Irving, Texas 75039 (the “Company”) and Ann J. Bruder, who resides at 701 Inwood Drive, Southlake, TX  76092 (“Executive”). The Company and the Executive are individually referred to herein as a “Party” and collectively as the “Parties”).

WHEREAS, the Company has employed Executive since September 17, 2007 through the present (the “Employment Relationship”), most recently as Senior Vice President of Law, Government Affairs and Global Compliance and General Counsel, and Executive has faithfully performed her responsibilities as an executive of the Company; and

WHEREAS, Executive and the Company entered into a Terms and Conditions of Stock Award, Employment and Separation agreement on June 1, 2010, as amended by that First Amendment to Employment Agreement dated February 1, 2013 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and Executive entered into the Commercial Metals Company Executive Employment Continuity Agreement dated as of May 20, 2008 and amended and restated as of October 19, 2009 (collectively, the “EECA”); and

WHEREAS, Executive and the Company agree to Executive’s separation from employment effective November 25, 2013; and

WHEREAS, the Parties now desire to enter into this Agreement to set forth the terms and conditions relating to the extinguishment of the Employment Relationship and the Parties herewith furthermore intend to settle all possible open issues in connection with the Employment Relationship and its termination;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties agree as follows:

1.    Executive and the Company have mutually agreed that Executive shall separate from her position as Senior Vice President of Law, Government Affairs and Global Compliance and General Counsel as well as any and all other officer and director positions with the Company and its subsidiaries effective as of October 22, 2013, and thereafter shall transition into, and continue employment with the Company, in a non-executive position until November 25, 2013 (the “Separation Date”), at which time her employment with the Company and its subsidiaries shall terminate. The Company shall continue to employ Executive until the Separation Date; and her salary and all benefits will remain unchanged until such date, except as set forth in Paragraph 2(c) below. Executive will not be required to be present in the company offices but agrees that her services shall be available to the Company as needed through the Separation Date and will be subject to the same standards of conduct and performance applicable to all officers and managers of the Company. Other than as provided in this Agreement, Executive waives and agrees that she shall not receive any other compensation or benefits from the Company.

2.    In consideration for (i) Executive’s release and waiver of claims and agreement to comply with the non-competition obligations referenced herein, (ii) Executive’s execution of this Agreement, (iii) an affirmation and release of claims (in the form of Attachment A) (the “Affirmation”) to be executed on or within 21 days after (but not before) the Separation Date, (iv) expiration of applicable revocation periods, and (vi) payroll tax withholding required by federal, state or local law, the Company shall pay Executive:

(a)     a payment in the gross amount of $830,000.00, which is equivalent to two years annual base salary, to be paid in a lump sum (and subject to payroll tax withholding required by applicable law), subject to Executive’s execution and non-revocation of this Agreement and the Affirmation, on the first regularly scheduled Company payroll date following the 40th day after the Separation Date (without any revocation of this Agreement or the Affirmation by Executive).

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(b)     a payment in the gross amount of $111,000, which is equivalent to Executive’s annual performance bonus and based on the FY2013 Annual Performance Bonus Program as approved and amended by the Company’s Compensation Committee and paid on November 8, 2013, and subject to: (i) the Executive’s execution of this Agreement, (ii) appropriate revocation periods, and (iii) any and all applicable tax withholding.

(c)     health benefits and other perquisites the same as Executive presently receives through the Separation Date pursuant to the terms of the applicable plan documents as may be amended (except that Executive’s benefits with respect to the AAirpass program shall cease effective as of October 22, 2013), plus Company fully-subsidized COBRA coverage continuing for eighteen (18) months following the Separation Date.

(d)    To the extent permitted by the terms and conditions of the Commercial Metals Company’s Profit Sharing and 401(k) Plan, the Commercial Metals Companies 2005 Benefits Restoration Plan and the Commercial Metals Companies Benefit Restoration Plan established September 1, 1995, the Company shall credit Executive’s accounts in such plans for any employer contributions attributable to the plan year during which the Separation Date occurs that would have otherwise been made had she remained employed by the Company. In addition, any previously unvested employer contributions to her account in such plans shall be vested in full on the Separation Date.

(e)     As approved by the Compensation Committee, the equity awards held by the Executive shall become vested and payable as shown below:

(i)
16,500 outstanding time-vested restricted stock units (“RSUs”) granted on June 3, 2010 shall become vested and the related shares of Company common stock shall be issued to Executive on the 40th day following the Separation Date, and deposited into Executive’s E*Trade account.

(ii)
2,509 of the 2,964 outstanding time-vested RSUs granted on January 18, 2011 shall become vested on a prorated basis through the Separation Date and the related shares of Company common stock shall be issued to Executive on the 40th day after the Separation Date (without any revocation of this Agreement or the Affirmation by Executive), and deposited into Executive’s E*Trade account, and the remaining RSUs shall be forfeited.

(iii)
In accordance with the terms of the Restricted Stock Unit Award Agreement dated November 23, 2011, Executive shall become vested on November 23, 2013 in 5,241 outstanding time-vested RSUs, and the related shares of Company common stock shall be issued to Executive, and deposited into Executive’s E*Trade account, and the remaining RSUs shall be forfeited.

(iv)
683 of the 16,073 outstanding time-vested RSUs granted on October 23, 2012 shall become vested on a prorated basis through the Separation Date and the related shares of Company common stock shall be issued to Executive on the 40th day after the Separation Date (without any revocation of this Agreement or the Affirmation by Executive), and deposited into Executive’s E*Trade account, and the remaining RSUs shall be forfeited.

(v)
Notwithstanding the provisions of Executive’s Performance Stock Unit Award Agreement dated November 23, 2011, mandating the forfeiture of unvested performance stock units (“PSUs”) upon Executive’s termination of employment with the Company, in the event the Company achieves all the performance-vesting criteria and the stock awards vest en mass, the Company will pay Executive the equivalent value of the prorated portion of the PSUs that are earned based on the achievement of such performance criteria, according to the calculation in the award agreement. The Company agrees to use the closing price of Company common stock on the last day of the performance period ending on August 31, 2014 to value the prorated award and to pay the amount in cash no later than sixty (60) days following the last day of the performance period ending on August 31, 2014. The actual number of PSUs that will vest will be based on the performance cycle results, and the remaining PSUs shall be forfeited. For illustration purposes, should the Company’s performance achieve a target vesting,

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Executive’s pro rata portion would yield a cash payment with respect to 13,993 shares, and Executive’s rights with respect to the remaining shares would be forfeited.

(vi)
Notwithstanding the provisions of Executive’s Performance Stock Unit Award Agreement dated October 23, 2012, mandating the forfeiture of unvested PSUs upon Executive’s termination of employment with the Company, in the event the Company achieves all of the performance-vesting criteria and the stock awards vest en mass, the Company will pay Executive the equivalent value of the prorated portion of the PSUs that are earned based on the achievement of such performance criteria, according to the calculation in the award agreement. The Company agrees to use the closing price on the last day of the performance period ending on August 31, 2014 to value the prorated award and to issue the awards in stock payable no later than sixty (60) days following the last day of the performance period ending on August 31, 2015. The actual number of PSUs that will vest will be based on the performance cycle results, and the remaining PSUs shall be forfeited. For illustration purposes, should the Company’s performance achieve a target vesting, Executive’s pro rata portion would yield 8,727 shares, and Executive’s rights with respect to the remaining shares would be forfeited.

(vii)
In accordance with the terms of the Stock Appreciation Rights Agreement dated November 23, 2011, Executive shall become vested in 15,720 stock appreciation rights (“SARs”). The remaining 15,721 SARs shall be forfeited.

(viii)	The exercise period for the 13,000 SARs previously granted to Executive on May 20, 2008 which are now vested and outstanding shall expire at 5:00 p.m., Central time, on May 20, 2015.

(f)    On or before the first regular payday following the Separation Date, the Company will pay Executive for twenty (20) days of accrued, unused vacation pay.

(g)    The Company and Executive agree that the EECA shall terminate and be of no further force or effect from and after the Separation Date. Executive shall forfeit all entitlements she may have under the EECA as of the Separation Date. Unless otherwise as stated below, the Employment Agreement shall terminate as of the Separation Date; provided however, that Paragraphs 9 through 17 of the Employment Agreement shall survive and continue in full force and effect.

3.    To the extent any benefits provided by the Company under Paragraph 2(c) are taxable to the Executive, such benefits, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be provided as separate monthly in-kind payments of those benefits. To the extent any such benefits are subject to and not otherwise exempt from Section 409A, the provision of such in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in another calendar year, and the rights to such in-kind benefits shall not be subject to liquidation or exchange for another benefit. With respect to reimbursement of expenses, the amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. The Company shall make all reimbursements and payments no later than the last day of the calendar year following the calendar year in which the expenses were incurred.

4.    Executive agrees that the terms of her various restrictive covenants, as set forth in Paragraphs 9 through 15, are valid and enforceable. The Company shall have the right to discontinue all amounts payable under this Agreement, to recover all payments made under this Agreement from the date of any breach by Executive, and to obtain injunctive relief should Executive breach any of the covenants referenced herein.

5.    In consideration of the mutual promises and covenants contained in this Agreement and after adequate opportunity to consult with legal counsel:

(a)except as provided for in subpart (f) below or as otherwise prohibited by law, Executive for herself and each of her respective heirs, representatives, agents, successors, and assigns, irrevocably and unconditionally

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releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys, and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors, and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys, and agents (collectively the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon, or concerning Executive’s employment with the Company or her separation from the Company or the Employment Agreement, that exist or may exist as of the date Executive signs this Agreement. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, or marital status; any whistleblower protection or retaliation claim; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA’’), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f), the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended; the Sarbanes-Oxley Act of 2002 (“SOX”), the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information and Nondiscrimination Act (“GINA”) and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes she may have against the Company or its affiliates. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding she may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive’s behalf. This release shall not apply to any of the Company’s obligations under this Agreement, COBRA continuation coverage benefits or any accrued and vested benefits under an employee benefit plan subject to ERISA (other than any severance benefits).

(b)Executive agrees that she shall not file a lawsuit or adversarial proceeding of any kind with any court, agency or arbitral forum against the Company or any Released Parties, asserting any claims that are released in this Agreement. Executive represents and agrees that, prior to signing this Agreement, she has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitral forum against the Company, or any other person or entity released under Paragraph 5(a) above, asserting any claims whatsoever. Executive understands and acknowledges that, in the event she commences any proceeding in violation of this Agreement, she waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding.

(c)Executive represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (ii) any facts or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, of which Executive has not previously made the executive leadership team aware. If Executive learns of any such information, Executive shall immediately inform the Company’s General Counsel.

(d)Executive represents and warrants that she has not assigned or subrogated any of her rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on her behalf, and she agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action.

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(e)If Executive should breach any of her obligations under this Agreement or the Employment Agreement, the Company shall have no further obligation to make the payments described in this Agreement.

(f)Nothing in this Agreement shall affect or apply to Executive’s rights and benefits in and to: (i) the Commercial Metals Company’s Profit Sharing and 401(k) Plan, the Commercial Metals Companies 2005 Benefit Restoration Plan and the Commercial Metals Companies Benefit Restoration Plan established September 1, 1995. Executive will retain all rights and benefits in accordance with applicable plan documents. Executive understands and acknowledges that, consistent with the terms of the plans referenced above, she will be eligible for and entitled to all future payments or distributions to which Executive is or may be entitled to receive as a result of her participation in these plans for plan years or performance periods ending after the Separation Date. Executive’s active participation in all such plans and programs will cease on the Separation Date, however, consistent with the terms of the plans referenced above all benefits or compensation under such plans and programs that Executive has earned or in the future may be credited to Executive’s account or to which Executive will become entitled to receive under such plans and programs by virtue of her service through the Separation Date will be payable pursuant to the terms of such plans; and (ii) payment of accrued, unpaid salary and reimbursement of eligible business expenses through the Separation Date.

6.    Executive shall, immediately following execution of this Agreement, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession, custody or control which relates or belongs to the Company or any one or more of its affiliates, including, without limitation, all, Confidential Information (defined below), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or Executive’s personal equipment) that relate or refer in any to (1) the Company or any one or more of its affiliates, its business or its employees, or (2) the Company’s Confidential Information or similar information. By signing this Agreement, Executive represents and warrants that Executive has not retained and has or shall timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive shall promptly notify the Company and return/deliver such items to the Company. Confidential Information means information (1) disclosed to or known by Executive as a consequence of or through her employment with the Company or one of its affiliates; and (2) which relates to any aspect of the Company’s or an affiliate’s business, research, or development. “Confidential Information” includes, but is not limited to, the Company’s or an affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with the Company, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Company, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to the Company or an affiliate by a third party under restrictions against disclosure or use by the Company or others.

7.    Executive shall not, directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board of Directors, its parents, subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same. The Company agrees that the individuals who held positions on the Company’s “Senior Leadership Team” (as such term is utilized within the Company) as of October 22, 2013, will refrain at all times while they are employed by the Company, from directly or indirectly disclosing, communicating, or publishing in any format any libelous, defamatory, or disparaging information concerning Executive, directed to any person or entity other than a member of the Company’s Board of Directors or any member of the Senior Leadership Team. Notwithstanding anything to the contrary in this Paragraph 7, nothing shall prohibit Executive, the Company or any member of the Senior Leadership Team from giving

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truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

8.    Executive hereby agrees to provide her full cooperation, at the request of the Company, with any of the Released Parties in the transitioning of her job duties and responsibilities, any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during her employment with the Company. Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive. Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that her obligations of cooperation under this Paragraph are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Paragraph 8.

9.    In consideration of the Company’s promises in Paragraph 2(e) and otherwise in this Agreement, Executive hereby reaffirms, and shall fully comply with and abide by, the covenants in Paragraph 9 (“Non-Competition, Non-Solicitation, and Confidentiality) of the Employment Agreement, and that Paragraphs 9, 10 (“Remedies”), 11 (“Reformation), 12 (“Tolling”) and 13 (“Notice to Future Employers”) of the Employment Agreement shall survive this Agreement (if applicable) and Executive’s termination from employment; Executive and the Company agree to the following:

(a)The restricted period for Executive’s agreement not to compete with the Company, contained in Paragraph 9(a) of the Employment Agreement, shall continue from the present through May 25, 2015.

(b)For purposes of Paragraph 9 of the Employment Agreement, the competitive businesses referenced in Paragraph 9 of the Employment Agreement are all business entities engaged in the steel manufacturing, steel fabrication steel trading, steel distribution, metals heat treating or metals recycling industries, including but not limited to those companies identified as Peer Group members in the Company’s annual 2013 Proxy Statement.

(c)Executive further agrees that from the present through May 25, 2015, she shall not, without the prior written consent of the Chief Executive Officer, consult with, provide information to, or perform services for any investment firm, financier, or other person or entity which Executive knows, after reasonable inquiry, is considering or pursuing acquisition of the Company or an investment in the Company of more than $25,000.00.

(d)The restricted period for Executive’s agreement not to solicit certain customers and employees, as contained in Paragraph 9(c) of the Employment Agreement, continue the present through November 25, 2015; and

(e)Without waiving the Company’s right to enforce the foregoing provisions of this Paragraph 9(a) and Paragraph 9 of the Employment Agreement, the Company agrees that Executive may request a reasonable waiver of these two provisions.

10.    If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the Parties hereto.

11.    All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, legal representatives, successors, and assigns.

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12.    This Agreement may be executed in counterparts, each of which shall be deemed an original.

13.    This Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

14.    The Company represents that it has the authority to enter into this Agreement and has obtained all necessary corporate approvals necessary to do so. Executive represents and warrants that she has been advised in writing to consult with an attorney before signing this Agreement; that she has had an opportunity to be represented by independent legal counsel of her own choosing throughout all of the negotiations preceding the execution of this Agreement; that she has executed this Agreement after the opportunity for consultation with her independent legal counsel; that she is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that she has carefully read this Agreement in its entirety; that she has had reasonable opportunity to have the provisions of the Agreement explained to her by her own counsel; that she fully understands the terms and significance of all provisions of this Agreement; that she voluntarily assents to all the terms and conditions contained in this Agreement; and that she is signing the Agreement of her own force and will, without any coercion or duress.

15.    Except as otherwise specifically provided herein, this Agreement and Paragraphs 9 (“Non-Competition, Non-Solicitation, and Confidentiality), 10 (“Remedies”), 11 (“Reformation), 12 (“Tolling”) and 13 (“Notice to Future Employers”) and the other surviving provisions of the Employment Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and with respect to Executive’s employment with the Company, contains all the covenants, promises, representations, warranties, and agreements between the Parties with respect to Executive’s separation from the Company and its subsidiaries and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company and its subsidiaries, whether written or oral, or any of its predecessors or affiliates. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s separation from the Company and its subsidiaries that is not contained in this Agreement shall be valid or binding. Executive represents and acknowledges that in executing this Agreement, she does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by both Parties.

16.    No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

17.    Executive agrees that, as a condition to receipt of the consideration described herein above, she shall sign an affirmation of the waiver and release contained in this Agreement on the Separation Date. The form of affirmation to be signed by Executive is attached as Attachment A hereto.

18.    This Agreement is entered into under, and shall be governed for all purposes by; the laws of the State of Texas without giving effect to any choice of law principles and venue over any claim relating to this Agreement shall rest exclusively in the state district courts of Dallas County, Texas or the United States District Court for the Northern District of Texas, Dallas Division.

19.    Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that she has been given a period of at least twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that she has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) acknowledges that she understands that this Agreement specifically releases and waives all rights and claims Executive may have under the ADEA on or prior to the date on which Executive signs this Agreement, and for valuable consideration to

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which she otherwise would not be entitled, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, Executive acknowledges that the promises and benefits provided for in Paragraphs 2 of this Agreement will be delayed until this Agreement (including Attachment A) becomes effective, enforceable and irrevocable. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive. During the seven-day period following the date on which Executive executes this Agreement, Executive may revoke her agreement to accept the terms hereof by indicating her revocation in writing to the General Counsel of the Company. If Executive exercises her right to revoke hereunder, Executive shall not be eligible to receive and shall forfeit her right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, Executive agrees that she will immediately reimburse the Company for the amounts of such promises and benefits.

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WHEREFORE, the Parties, by their signatures below, evidence their agreement to the provisions stated above:

COMMERCIAL METALS COMPANY

/s/ Joseph Alvarado

Joseph AlvaradoPresident and Chief Executive Officer
Date:     October 28, 2013

EXECUTIVE

/s/ Ann J. Bruder

Ann J. Bruder

Date:     October 28, 2013

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ATTACHMENT A

AFFIRMATION AND ADDITIONAL RELEASE
(“AFFIRMATION”)

By my signature below, I hereby re-execute and affirm the Transition and Separation Agreement, originally signed by me on October __, 2013 (the “Agreement”), including, but not limited to, the release and waiver of claims to the extent set forth in the Agreement. Further, I hereby release and waive any and all claims described in Section 5 of the Agreement that exist or may exist on or prior to the date I sign this Affirmation (including, without limitation, claims under the ADEA). I understand that I (a) may not sign this Affirmation until on or after my Separation Date and (b) must return a signed copy of this Affirmation to the Company within 21 days after my Separation Date.

Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that she has been given a period of at least twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that she has been advised in writing to consult with an attorney prior to executing this Affirmation, (iii) acknowledges that she understands that this Agreement specifically releases and waives all rights and claims Executive may have under the ADEA on or prior to the date on which Executive signs this Affirmation, and for valuable consideration to which she otherwise would not be entitled, and (iv) agrees to all of the terms of this Affirmation and the Agreement and intends to be legally bound thereby.

Furthermore, Executive acknowledges that the promises and benefits provided for in Paragraph 2 of the Agreement will be delayed until the Agreement and this Affirmation become effective, enforceable and irrevocable. This Affirmation will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive. During the seven-day period following the date on which Executive executes this Affirmation, Executive may revoke her agreement to accept the terms of this Affirmation by indicating her revocation in writing to the General Counsel of the Company. If Executive exercises her right to revoke this Affirmation, Executive shall not be eligible to receive and shall forfeit her right to receive any of the payments or benefits provided in the Agreement, and to the extent such payments or benefits have already been made, Executive agrees that she will immediately reimburse the Company for the amounts of such promises and benefits.

Terms not defined in this Affirmation shall have the same meaning as defined in the Agreement.

EXECUTIVE

Ann J. Bruder
Date: __________, 2013